Shiner International, Inc. Received NASDAQ Notification Regarding Delisting Determination

HAIKOU, China, September 3, 2012 /PRNewswire-Asia/ — Shiner International, Inc. (Nasdaq: BEST) ("Shiner" or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products. Shiner announced today that it received a notification letter from The NASDAQ Stock Market LLC on August 28, 2012 informing the Company of its decision to delist the Company from the Nasdaq Stock Market. The letter stated that unless the Company requests an appeal of the determination to delist the Company, trading of the Company’s common stock will be suspended at the opening of business on September 6, 2012, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on the Nasdaq Stock Market.

The August 28 letter was the third letter that the Company received from Nasdaq with regard to the Company’s failure to meet Nasdaq’s continued listing requirement to maintain the close bid price of its common stock at $1.00 per share.

Previously, on September 1, 2011, Nasdaq notified the Company that for 30 consecutive business days the bid price of the Company’s common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements set forth in Listing Rule 5450(a)(1), and that, pursuant to Listing Rule 5810(c)(3)(A), Shiner had 180 calendar days, or until February 28, 2012, to regain compliance with the minimum bid price requirement. Subsequently, on February 29, 2012, the Company received a second letter from NASDAQ notifying the Company that it had not regained compliance during the initial 180-day grace period, but that NASDAQ was granting the Company an additional 180-day grace period, or until August 27, 2012, to regain compliance.

The August 28 letter stated that the Company may appeal Nasdaq’s determination to the panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. A hearing request by the Company will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the panel’s decision. The request for a hearing must be submitted no later than 4:00 p.m. Eastern Time on September 4, 2012. The Company is in the process of determining whether it will appeal Nasdaq’s decision to delist the Company.

About Shiner International, Inc.,

Shiner International, Inc. is engaged in the research and development, manufacture and sale of flexible packaging material and advanced film. Its products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's products are used by manufacturers in the food and consumer products industry to preserve the texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 80% of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 20 patents on products and production equipment, and has an additional 9 patent applications pending. The Company's flexible packaging meets U.S. FDA requirements, as well as the requirements for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at http://www.shinerinc.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise

Contact: Cindy Gong
Tel: 86-898-6858 1104
Fax: 86-898-6858 1513
Email: rong.gong@shinerinc.com; ir@shinerinc.com
Web: http://www.shinerinc.com